Exhibit 99.1

SILVER STATE BANCORP ANNOUNCES FDIC RECEIVERSHIP OF ITS BANK SUBSIDIARY, SILVER STATE BANK, AND
EXPECTED NOTIFICATION OF DELISTING FROM NASDAQ

Henderson, NV – September 8, 2008 – Silver State Bancorp (NASDAQ: SSBX), announced today that on Friday, September 5, 2008, Silver State Bank, the wholly-owned subsidiary of the Company, was closed by the State of Nevada, Department of Business and Industry, Financial Institutions Division and the Federal Deposit Insurance Corporation was appointed as receiver of the Bank.

In light of this event and pursuant to conversations with representatives of the Nasdaq Stock Market (“Nasdaq”), the Company understands that it will receive later today a letter from Nasdaq notifying the Company that its common stock will be delisted.  The Company does not intend to appeal Nasdaq’s decision to delist the Company’s common stock.

In addition, the Company announced that on September 7, 2008, Michael J. Thorell submitted his resignation as acting Chief Executive Officer and President of the Company, effective immediately. In addition, on the same date, Mark S. Bosco, submitted his resignation as a director of the Company, effective immediately.

Contacts

Media:

Steve Stern
Stern And Company
(702) 240-9533
steve@sdsternpr.com